Exhibit 5.2

300 North LaSalle Chicago, IL 60654 United States +1 312 862 2000 www.kirkland.com	Facsimile: +1 312 862 2200

August 9, 2023

Ichor Holdings, Ltd. 3185 Laurelview Ct. Fremont, California 94538
Re: Registration Statement of Ichor Holdings, Ltd. on Form S-3ASR
Ladies and Gentlemen:
We are acting as special counsel to Ichor Holdings, Ltd., a Cayman Islands corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3ASR (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on August 9, 2023 under the Securities Act of 1933, as amended (the “Securities Act”), by the Company.  The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 promulgated under the Securities Act (the “Rules”), of an unspecified amount of (a) one or more series of senior debt securities of the Company (the “Senior Debt Securities”), (b) one or more series of subordinated debt securities of the Company (the “Subordinated Debt Securities” and together with the Senior Debt Securities, the “Debt Securities”), (c) ordinary shares, par value $0.0001 per share, of the Company (the “Ordinary Shares”), (d) preferred shares, par value $0.0001 per share, of the Company (the “Preferred Shares”) and (e) warrants to purchase equity securities of the Company (the “Warrants” and collectively with the Debt Securities, Ordinary Shares and Preferred Shares, the “Securities”) in one or more offerings from time to time on a delayed or continuous basis (the “Offerings”).
You have advised us that: (i) Senior Debt Securities will be issued under a senior indenture (the “Senior Indenture”) between the Company and a trustee named therein (the “Trustee”); (ii) Subordinated Debt Securities will be issued under a subordinated indenture (the “Subordinated Indenture” and together with the Senior Indenture, the “Indentures”) between the Company and the Trustee; and (iii) the Warrants will be issued under one or more warrant agreements (the “Warrant Agreements”), to be entered into between the Company and a bank or trust company as warrant agent (the “Warrant Agent”).
In connection with the registration of the Securities, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the organizational documents of the Company, (ii) minutes and records of the corporate proceedings of the Company including the board of directors of the Company and (iii) the Registration Statement and the exhibits thereto.
Austin Bay Area Beijing Boston Brussels Dallas Hong Kong Houston London Los Angeles Miami Munich New York Paris Salt Lake City Shanghai Washington, D.C.

Ichor Holdings, Ltd. August 9, 2023 Page 2

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies.  We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.  We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the officers and other representatives of the Company.
We have also assumed that:
(i)the Registration Statement and any amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement;
(ii)a prospectus supplement or term sheet (“Prospectus Supplement”) will have been prepared and filed with the Commission describing the Securities offered thereby and will comply with all applicable laws;
(iii)all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable Prospectus Supplement;
(iv)the Securities will be issued and sold in the form and containing the terms set forth in the Registration Statement, the applicable Prospectus Supplement and, as applicable, the appropriate Indenture or Warrant Agreement;
(v)the Securities offered, as well as the terms of each of the Indentures and Warrant Agreements, as they will be executed and delivered, do not violate any law applicable to the Company, or result in a default under or breach of any agreement or instrument binding upon the Company;
(vi)the Company will have obtained any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities necessary to issue and sell the Securities being offered and to execute and deliver each of the Indentures and Warrant Agreements;
(vii)the Securities offered, as well as the terms of each of the Indentures and Warrant Agreements, as they will be executed and delivered, will comply with all requirements and restrictions, if any, applicable to the Company, whether imposed by any court or governmental or regulatory body having jurisdiction over the Company;

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(viii)the Indentures and the Trustees will have been qualified under the Trust Indenture Act of     1939, as amended; and
(ix)a definitive purchase, underwriting or similar agreement (each, an “Underwriting Agreement”) with respect to any Securities offered or issued will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.
Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:
(1)When, as and if (a) any Debt Securities have been duly authorized and duly established in accordance with the applicable Indenture and applicable law, (b) the appropriate corporate action has been taken by the Company to authorize the form, terms, execution and delivery of such Debt Securities (and any required amendment or supplement to the applicable Indentures), (c) the applicable Indenture has been duly executed, attested, issued and delivered by duly authorized officers, and (d) such Debt Securities have been duly executed, authenticated, issued and delivered against payment in accordance with their authorization, the applicable Indenture, the applicable Underwriting Agreement and applicable law and authenticated by the Trustee, assuming such Debt Securities issued pursuant to the relevant Indenture document will have been duly executed, issued and delivered, such Debt Securities will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.
(2)When, as and if (a) any particular series of Warrants has been duly authorized and duly established in accordance with the applicable Warrant Agreements and applicable law, (b) the appropriate corporate action has been taken by the Company to authorize the form, terms, execution and delivery of such Warrants (and any required amendment or supplement to the applicable Warrant Agreement), and (c) the Warrants have been duly executed, attested, issued and delivered by duly authorized officers against payment therefor in accordance with such authorization, the applicable Warrant Agreement, the applicable Underwriting Agreement and applicable law and authenticated by the Warrant Agent, assuming such Warrants issued pursuant to the relevant Indenture document will have been duly executed, issued and delivered, such Warrants (including any Warrants duly executed and delivered upon the exchange or conversion of Warrants that are exchangeable or convertible into another series of Warrants) will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.
We note that the Company is an entity organized under the laws of the Cayman Islands. We note in this regard that you are receiving an opinion from Maples and Calder, a firm licensed to practice in the Cayman Islands, with respect to the matters relating to Cayman Islands law. We are not licensed to practice in the Cayman Islands, and we have made no investigation of, and do not express or imply any opinion on, the laws of the Cayman Islands.

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Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) other commonly recognized statutory and judicial constraints as to enforceability, including statutes of limitations, and (iv) public policy considerations which may limit the rights of parties to obtain certain remedies.
We express no opinion with respect to the enforceability of: (i) consents to, or restrictions upon, judicial relief or jurisdiction or venue; (ii) waivers of rights or defenses with respect to stay, extension or usury laws; (iii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iv) waivers of broadly or vaguely stated rights; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (ix) proxies, powers and trusts; (x) restrictions upon non-written modifications and waivers; (xi) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; (xii) any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment in another currency; and (xiii) provisions for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty. In addition, we express no opinion with respect to (i) whether acceleration of the Debt Securities may affect the collectability of that portion of the stated principal amount thereof that might be determined to constitute unearned interest thereon, (ii) compliance with laws relating to permissible rates of interest or (iii) the creation, validity, perfection or priority of any security interest or lien.
To the extent that the obligations of the Company under the Indentures or Warrant Agreements (collectively, the “Securities Agreements”) may be dependent on such matters, we assume for purposes of this opinion that the applicable Trustee or Warrant Agent (each an “Agent” and collectively, the “Agents”) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such Agent is duly qualified to engage in the activities contemplated by the applicable Securities Agreements; that each Securities Agreement has been duly authorized, executed and delivered by applicable Agent and constitutes the legally valid and binding obligations of such Agent, enforceable against such Agent in accordance with its terms; that the applicable Agent is in compliance, generally and with respect to acting as an agent under the Securities Agreements with all applicable laws and regulations; and that the applicable Agent has the requisite organizational and legal power and authority to perform its obligations under the applicable Securities Agreements.

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We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement.  We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. This letter is not intended to guarantee the outcome of any legal dispute which may arise in the future. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.
This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.  The Securities may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.  We assume no obligation to revise or supplement this opinion should the internal law of the State of New York be changed by legislative action, judicial decision or otherwise.
This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP